Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Jennifer Casey, Media 212.969.1157 jennifer.casey@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES SECOND QUARTER RESULTS
GAAP Diluted Net Income of $0.59 per Unit
Adjusted Diluted Net Income of $0.61 per Unit
Cash Distribution of $0.61 per Unit

New York, NY, July 23, 2020 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended June 30, 2020.
“The firm delivered strong second quarter results in a dynamic operating environment, as financial markets rebounded from March crisis lows," said Seth P. Bernstein, President and CEO of AllianceBernstein. “We focused on servicing our clients' distinct needs through delivering differentiated investment performance. Our platform generated net inflows of $4.6 billion or 3% annualized organic growth, excluding expected low-fee AXA redemptions of $7.9 billion. Both Retail and Institutional had very strong sales quarters, and our pipeline of institutional mandates reached a new record, reflecting continued active equities and alternatives strength. Investment performance improved in our fixed income strategies as credit sectors recovered. We expanded operating margins both year-over-year and sequentially."

(US $ Thousands except per Unit amounts)	2Q 2020	2Q 2019	% Change	1Q 2020	% Change
U.S. GAAP Financial Measures
Net revenues	$871,449	$857,799	1.6%	$874,156	(0.3%)
Operating income	$209,647	$184,220	13.8%	$178,223	17.6%
Operating margin	21.7%	20.6%	110 bps	23.3%	(160 bps)
AB Holding Diluted EPU	$0.59	$0.54	9.3%	$0.63	(6.3%)

Adjusted Financial Measures (1)
Net revenues	$698,725	$714,566	(2.2)%	$743,803	(6.1%)
Operating income	$195,013	$179,685	8.5%	$205,590	(5.1%)
Operating margin	27.9%	25.1%	280 bps	27.6%	30 bps
AB Holding Diluted EPU	$0.61	$0.56	8.9%	$0.64	(4.7%)
AB Holding cash distribution per Unit	$0.61	$0.56	8.9%	$0.64	(4.7%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$600.0	$580.8	3.3%	$541.8	10.7%
Average AUM	$578.5	$565.9	2.2%	$602.0	(3.9%)
(1) The adjusted financial measures represent non-GAAP financial measures. See page 11 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 12-13 for notes describing the adjustments.

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Bernstein continued, "In Retail, gross sales of $19.6 billion were the third highest in Retail history. Active Fixed Income inflows were $2.0 billion as redemptions normalized following the industrywide March selloff, and active equity inflows of $1.9 billion were positive for the 13th straight quarter. In Institutional, net flows were positive excluding the low-fee AXA redemptions and led by a 33% active equity organic growth rate, reflecting our highest active equity sales quarter in 12 years. Our institutional pipeline grew to a record $17.5 billion, with alternatives and active equity comprising over 80% of the annualized pipeline fee base. In Private Wealth, moderating sales and net outflows reflected client risk aversion in a volatile market. Bernstein Research grew 7% year over year, as global trading volumes remained elevated versus the prior year, while moderating sequentially. As a firm, we expanded our adjusted operating margin of 27.9% by 280 basis points year over year and 30 basis points sequentially."

Bernstein concluded, "While pleased with our second quarter financial results, looking forward, we may experience further market volatility in the face of continued uncertainty stemming from the global effects of the COVID-19 pandemic. I'm grateful to our talented and focused team members, operating almost entirely remotely, who continue to effectively service our clients' needs. Markets continue to weigh many uncertainties, and our investment teams and operations remain positioned to flexibly respond to best serve our clients."

The firm’s cash distribution per Unit of $0.61 is payable on August 20, 2020, to holders of record of AB Holding Units at the close of business on August 3, 2020.
Market Performance
U.S. and global equity and fixed income markets were up in the second quarter. The S&P 500’s total return was 20.5% and the MSCI EAFE Index’s total return was 15.1%. The Bloomberg Barclays Global High Yield Index returned 11.8% in the second quarter and the Bloomberg Barclays U.S. Corporate High Yield Index’s return was 10.2%.The Bloomberg Barclays US Aggregate Index returned 2.9% during the second quarter and the Bloomberg Barclays Global Aggregate ex US Index’s total return was 3.4%.

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Assets Under Management
($ Billions)

Total assets under management as of June 30, 2020 were $600.0 billion, up $58.2 billion, or 11%, from March 31, 2020 and up $19.2 billion, or 3%, from June 30, 2019.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 6/30/2020	$276.2	$229.5	$94.3	$600.0
Net Flows for Three Months Ended 6/30/2020:
Active	$(5.2)	$4.7	$(0.8)	$(1.3)
Passive	(1.2)	(0.9)	0.1	(2.0)
Total	$(6.4)	$3.8	$(0.7)	$(3.3)

Total net outflows were $3.3 billion in the second quarter, compared to net outflows of $5.6 billion in the first quarter of 2020, and net inflows of $9.5 billion in the prior year second quarter. Excluding AXA redemptions of low-fee fixed income mandates of $7.9 billion in the second quarter and $1.0 billion in the first quarter, the firm generated net inflows of $4.6 billion in the second quarter and net outflows of $4.6 billion in the first quarter of 2020.
Institutional channel second quarter net outflows of $6.4 billion compared to net inflows of $0.4 billion in the first quarter of 2020. Institutional gross sales of $8.8 billion increased sequentially from $3.9 billion. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $17.5 billion at June 30, 2020 from $15.4 billion at March 31, 2020.
Retail channel second quarter net inflows of $3.8 billion compared to net outflows of $5.4 billion in the first quarter of 2020. Retail gross sales of $19.6 billion decreased sequentially from $24.2 billion.
Private Wealth channel second quarter net outflows of $0.7 billion compared to net outflows of $0.6 billion in the first quarter of 2020. Private Wealth gross sales of $3.4 billion decreased sequentially from $3.5 billion.
Our ending AUM at June 30, 2020 reflects $8.9 billion in outflows resulting from AXA S.A.'s redemption of certain low-fee fixed income mandates, of which $7.9 billion was redeemed during the second quarter. We expect these redemptions to total approximately $14 billion, with the majority of the remaining redemptions to be completed during the second half of 2020. The revenue we earn from the management of these assets is not significant.

Second Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate charges/credits and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.

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AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.
US GAAP Earnings
Revenues
Second quarter net revenues of $871 million increased 2% from $858 million in the second quarter of 2019. Higher investment gains, distribution revenues and Bernstein Research revenues were partially offset by lower investment advisory fees and performance-based fees.
Sequentially, net revenues of $871 million decreased from $874 million. Lower investment advisory fees , Bernstein Research revenues and distribution revenues were partially offset by investment gains compared to investment losses in the prior period.
Second quarter Bernstein Research revenues of $114 million increased 7% compared to the prior year second quarter and decreased 12% sequentially. The increase from prior year was due to higher relative market volatility, which led to greater customer activity and more robust trading volumes across the business. The sequential decrease was due to lower trading volumes, as we came off the first quarter surge in global volatility.
Expenses
Second quarter operating expenses of $662 million decreased 2% from $674 million in the second quarter of 2019. Lower total employee compensation and benefits expense and interest on borrowings were offset by higher real estate charges. Employee compensation and benefits expense decreased due to lower commissions, severance, fringes and recruitment costs.
Sequentially, operating expenses decreased 5% from $695 million. Lower total employee compensation and benefits expense and promotion and servicing expenses were partially offset by higher real estate charges. Within employee compensation and benefits expense, lower commissions, severance and fringes were partially offset by higher incentive compensation. Promotion and servicing expenses decreased due to lower distribution related payments, travel and entertainment and marketing expenses.
Operating Income and Net Income Per Unit
Second quarter operating income of $210 million increased 14% from $184 million in the second quarter of 2019 and the operating margin of 21.7% in the second quarter of 2020 increased 110 basis points from 20.6% in the second quarter of 2019.
Sequentially, operating income increased 18% from $178 million in the first quarter of 2020 and the operating margin of 21.7% decreased 160 basis points from 23.3% in the first quarter of 2020.
Second quarter diluted net income per Unit was $0.59 compared to $0.54 in the second quarter of 2019 and $0.63 in the first quarter of 2020.

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Non-GAAP Earnings
This section discusses our second quarter 2020 non-GAAP financial results, compared to the second quarter of 2019 and the first quarter of 2020. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Second quarter adjusted net revenues of $699 million decreased 2% from the second quarter of 2019. Lower investment advisory fees, investment gains and performance-based fees were partially offset by higher Bernstein Research revenues.
Sequentially, adjusted net revenues decreased 6% from $744 million. Lower investment advisory base fees and Bernstein Research revenues were partially offset by investment gains compared to investment losses in the prior period and higher performance-based fees.
Expenses
Second quarter adjusted operating expenses of $504 million decreased 6% from $535 million in the second quarter of 2019, driven by lower total employee compensation and benefits, promotion and servicing expenses and interest on borrowings, partially offset by higher general and administrative (“G&A”) expenses. Employee compensation and benefits expense decreased due to lower commissions, fringes, incentive compensation and recruitment costs. Within promotion and servicing expenses, lower travel and entertainment expense and marketing expense were partially offset by higher trade execution costs. Within G&A, the increase was driven by higher technology, market data and occupancy expenses attributed to our headquarters relocation.
Sequentially, adjusted operating expenses decreased 6% from $538 million. Lower total employee compensation and benefits and promotion and servicing expenses were partially offset by higher G&A. Employee compensation and benefits expense decreased due to lower commissions, incentive compensation, severance and fringes. Within promotion and servicing expenses, the decrease was driven by lower travel and entertainment and marketing expenses. Within G&A, the increase is attributable to higher technology expenses and professional fees.
Operating Income, Margin and Net Income Per Unit
Second quarter adjusted operating income of $195 million increased 9% from $180 million in the second quarter of 2019, and the adjusted operating margin of 27.9% increased 280 basis points from 25.1%.
Sequentially, adjusted operating income of $195 million decreased 5% from $206 million and the adjusted operating margin of 27.9% in the second quarter of 2020 increased 30 basis points from 27.6%.
Second quarter adjusted diluted net income per Unit of $0.61 was up from $0.56 in the second quarter of 2019 and down from $0.64 in the first quarter of 2020.

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Headcount
As of June 30, 2020, we had 3,825 employees, compared to 3,762 employees as of June 30, 2019 and 3,846 as of March 31, 2020.
Unit Repurchases

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(US $ Millions)
Total amount of AB Holding Units Purchased (1)	1.3	—	2.2	2.0
Total Cash Paid for AB Holding Units Purchased (1)	$27.8	$—	$47.6	$58.6
Open Market Purchases of AB Holding Units Purchased (2)	1.3	—	2.2	1.9
Total Cash Paid for Open Market Purchases of AB Holding Units (2)	$27.8	$—	$45.1	$55.2
(1) Purchased on a trade date basis.
(2) The remainder related to purchases of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Second Quarter 2020 Earnings Conference Call Information
Management will review Second Quarter 2020 financial and operating results during a conference call beginning at 8:00 a.m. (EDT) on Thursday, July 23, 2020. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer, John C. Weisenseel, Chief Financial Officer, Kate Burke, Chief Operating Officer, and Ali Dibadj, Head of Finance and Strategy.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (833) 495-0952 in the U.S. or (409) 216-0498 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 2094118.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of Second Quarter 2020 financial and operating results on July 23, 2020.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 2094118.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2019 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.

•
The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.

Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of June 30, 2020, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.5% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 65.2% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	2Q 2020	2Q 2019	% Change	1Q 2020	% Change

GAAP revenues:
Base fees	$569,296	$585,077	(2.7%)	$613,587	(7.2)%
Performance fees	8,907	11,287	(21.1)	8,138	9.4
Bernstein research services	113,609	105,991	7.2	129,223	(12.1)
Distribution revenues	120,099	108,347	10.8	130,857	(8.2)
Dividends and interest	12,692	27,654	(54.1)	20,465	(38.0)
Investments gains (losses)	24,189	10,949	120.9	(44,306)	n/m
Other revenues	26,092	24,796	5.2	25,511	2.3
Total revenues	874,884	874,101	0.1	883,475	(1.0)
Less: interest expense	3,435	16,302	(78.9)	9,319	(63.1)
Total net revenues	871,449	857,799	1.6	874,156	(0.3)

GAAP operating expenses:
Employee compensation and benefits	349,638	363,702	(3.9)	362,272	(3.5)
Promotion and servicing
Distribution-related payments	125,678	116,254	8.1	140,145	(10.3)
Amortization of deferred sales commissions	6,622	3,241	104.3	5,526	19.8
Trade execution, marketing, T&E and other	44,288	57,550	(23.0)	55,610	(20.4)
General and administrative
General & administrative	121,424	120,180	1.0	122,267	(0.7)
Real estate charges (credits)	5,526	548	n/m	—	n/m
Contingent payment arrangements	807	829	(2.7)	793	1.8
Interest on borrowings	1,096	3,990	(72.5)	2,834	(61.3)
Amortization of intangible assets	6,723	7,285	(7.7)	6,486	3.7
Total operating expenses	661,802	673,579	(1.7)	695,933	(4.9)

Operating income	209,647	184,220	13.8	178,223	17.6

Income taxes	11,386	10,211	11.5	9,474	20.2

Net income	198,261	174,009	13.9	168,749	17.5

Net (loss) income of consolidated entities attributable to non-controlling interests	20,940	7,757	169.9	(25,571)	n/m

Net income attributable to AB Unitholders	$177,321	$166,252	6.7	$194,320	(8.7)

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	2Q 2020	2Q 2019	% Change	1Q 2020	% Change

Equity in Net Income Attributable to AB Unitholders	$63,201	$59,023	7.1%	$69,914	(9.6)%
Income Taxes	6,275	6,749	(7.0)	7,655	(18.0)
Net Income	56,926	52,274	8.9	62,259	(8.6)

Additional Equity in Earnings of Operating Partnership (1)	3	19	(84.2%)	15	(80.0)%
Net Income - Diluted	$56,929	$52,293	8.9	$62,274	(8.6)
Diluted Net Income per Unit	$0.59	$0.54	9.3	$0.63	(6.3)
Distribution per Unit	$0.61	$0.56	8.9	$0.64	(4.7)

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	2Q 2020	2Q 2019	% Change	1Q 2020	% Change
AB L.P.
Period-end	268,620,187	268,815,565	(0.1%)	269,981,431	(0.5)%
Weighted average - basic	269,080,676	268,475,021	0.2%	270,497,710	(0.5)
Weighted average - diluted	269,090,125	268,522,779	0.2%	270,529,887	(0.5)
AB Holding L.P.
Period-end	96,431,971	96,624,449	(0.2%)	97,793,215	(1.4)%
Weighted average - basic	96,892,460	96,283,355	0.6%	98,309,494	(1.4)
Weighted average - diluted	96,901,909	96,331,113	0.6%	98,341,671	(1.5)

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | June 30, 2020
($ Billions)
Ending and Average	Three Months Ended
	6/30/20	6/30/19
Ending Assets Under Management	$600.0	$580.8
Average Assets Under Management	$578.5	$565.9

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$256.7	$198.6	$86.5	$541.8
Sales/New accounts	8.8	19.6	3.4	31.8
Redemption/Terminations	(12.7)	(14.5)	(4.2)	(31.4)
Net Cash Flows	(2.5)	(1.3)	0.1	(3.7)
Net Flows	(6.4)	3.8	(0.7)	(3.3)
Transfers	—	0.2	(0.2)	—
Investment Performance	25.9	26.9	8.7	61.5
End of Period	$276.2	$229.5	$94.3	$600.0

Three-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$141.5	$47.2	$236.1	$45.9	$10.3	$60.8	$541.8
Sales/New accounts	13.8	—	15.0	2.3	—	0.7	31.8
Redemption/Terminations	(9.3)	—	(18.8)	(2.6)	(0.1)	(0.6)	(31.4)
Net Cash Flows	(1.7)	(1.5)	(1.3)	—	(0.5)	1.3	(3.7)
Net Flows	2.8	(1.5)	(5.1)	(0.3)	(0.6)	1.4	(3.3)
Investment Performance	28.8	8.6	16.9	1.5	0.2	5.5	61.5
End of Period	$173.1	$54.3	$247.9	$47.1	$9.9	$67.7	$600.0

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$2.8	(1.5)	$1.3
Fixed Income	(5.4)	(0.6)	(6.0)
Other (2)	1.3	0.1	1.4
Total	$(1.3)	$(2.0)	$(3.3)

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$186.3	$125.1	$92.2	$403.6
Non-U.S. Clients	89.9	104.4	2.1	196.4
Total	$276.2	$229.5	$94.3	$600.0

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019

Net Revenues, GAAP basis	$871,449	$874,156	$987,304	$877,867	$857,799	$795,462
Exclude:
Distribution-related adjustments:
Distribution revenues	(120,099)	(130,857)	(127,553)	(118,635)	(108,347)	(100,509)
Investment advisory services fees	(12,202)	(14,814)	(15,120)	(12,696)	(11,148)	(8,986)
Pass through adjustments:
Investment advisory services fees	(3,331)	(7,062)	(6,717)	(5,119)	(4,356)	(4,722)
Other revenues	(10,195)	(9,607)	(9,436)	(9,571)	(9,160)	(7,759)
Impact of consolidated company-sponsored investment funds	(21,552)	24,135	(8,567)	(4,820)	(8,697)	(10,959)
Long-term incentive compensation-related investment losses (gains)	(5,257)	7,099	(1,457)	(189)	(1,389)	(4,496)
Long-term incentive compensation-related dividends and interest	(88)	(106)	(997)	(128)	(136)	(147)
Write-down of investment	—	859	—	—	—	—
Adjusted Net Revenues	$698,725	$743,803	$817,457	$726,709	$714,566	$657,884

Operating Income, GAAP basis	$209,647	$178,223	$268,283	$202,783	$184,220	$168,151
Exclude:
Real estate	5,188	(339)	2,623	—	—	—
Long-term incentive compensation-related items	104	566	66	517	277	357
CEO's EQH award compensation	209	184	217	217	227	465
Write-down of investment	—	859	—	—	—	—
Acquisition-related expenses	805	526	3,459	556	2,718	—
Contingent payment arrangements	—	—	(3,051)	—	—	—
Sub-total of non-GAAP adjustments	6,306	1,796	3,314	1,290	3,222	822
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	20,940	(25,571)	7,623	4,145	7,757	10,116
Adjusted Operating Income	$195,013	$205,590	$263,974	$199,928	$179,685	$158,857

Operating Margin, GAAP basis excl. non-controlling interests	21.7%	23.3%	26.4%	22.6%	20.6%	19.9%

Adjusted Operating Margin	27.9%	27.6%	32.3%	27.5%	25.1%	24.1%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Net Income - Diluted, GAAP basis	$56,929	$62,274	$80,041	$59,845	$52,293	$46,465
Impact on net income of AB non-GAAP adjustments	2,533	326	1,234	512	1,234	462
Adjusted Net Income - Diluted	$59,462	$62,600	$81,275	$60,357	$53,527	$46,927

Diluted Net Income per Holding Unit, GAAP basis	$0.59	$0.63	$0.84	$0.62	$0.54	$0.49
Impact of AB non-GAAP adjustments	0.02	0.01	0.01	0.01	0.02	—
Adjusted Diluted Net Income per Holding Unit	$0.61	$0.64	$0.85	$0.63	$0.56	$0.49

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed-through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed-through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

Lastly, we adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments.

Lastly, during the first quarter of 2020, we wrote-down an investment which had been received in exchange for the sale of software technology; the write-down brought the investment balance to zero.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) acquisition-related expenses, (3) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (4) our CEO's EQH award compensation, as discussed below, (5) the impact of consolidated company-sponsored investment funds, (6) the write-down of an investment, and (7) adjustments to contingent payment arrangements.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income

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statement and also impacts compensation expense. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein (“CEO”) equity awards in connection with EQH's IPO and Mr. Bernstein's membership on the EQH Management Committee. Mr. Bernstein may receive additional equity or cash compensation from EQH in the future related to his service on the Management Committee. Any awards granted to Mr. Bernstein by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

The write-down of the investment in the first quarter of 2020 has been excluded due to its non-recurring nature and because it is not part of our core operating results.

The recording of changes in estimates of contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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